Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-178761

Free Writing Prospectus dated March 27, 2014

$1,369,400,000
Mercedes-Benz Auto Lease Trust 2014-A
Issuing Entity

Daimler Trust Leasing LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated March 27, 2014 (subject to completion) and a prospectus dated March 27, 2014 which describe the notes to be issued by the issuing entity.  You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Standard & Poor’s Ratings Services
Class A-1	P-1 (sf)	A-1+ (sf)
Class A-2	Aaa (sf)	AAA (sf)
Class A-3	Aaa (sf)	AAA (sf)
Class A-4	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.

Joint Bookrunners

Citigroup	BNP PARIBAS	BofA Merrill Lynch

Co-Managers

Deutsche Bank Securities		SMBC Nikko

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity, and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-877-858-5407.